Exhibit 99.1

COMMONWEALTH BANKSHARES, INC.

EMPLOYEE STOCK PURCHASE PLAN

COMMONWEALTH BANKSHARES, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose and Effect of Plan

The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries. The Plan is intended to comply with the terms of Code section 423 and Rule 16b-3 of the Act.

2.	Shares Reserved for the Plan

There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 400,000 shares of Common Stock, subject to adjustment as provided in Section 13. Shares subject to the Plan shall be authorized but unissued shares. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions.

3.	Definitions

Where indicated by initial capital letters, the following terms shall have the following meanings:

(a)	Act: The Securities Exchange Act of 1934, as amended.

(b)	Board: The Board of Directors of the Company.

(c)	Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

(d)	Common Stock: The Company’s Common Stock, $2.066 par value.

(e)	Company: Commonwealth Bankshares, Inc., and any successor by merger, consolidation or otherwise.

(f)	Compensation: The total earnings, prior to withholding, paid to an Eligible Employee during the applicable pay period, including bonuses, overtime pay, and commissions. Compensation shall be determined before taking into account any reduction in earnings resulting from an election to have salary reduction contributions pursuant to a Code section 401(k) plan or a Code section 125 plan. Compensation shall exclude any other deferred compensation in connection with any other plan of deferred compensation maintained by the Company, and it shall exclude reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses and welfare benefits.

(g)	Custodian: A financial institution or other corporate entity selected by the Company from time to time to act as custodian for the Plan, which may include Bank of the Commonwealth.

(h)	Eligible Employee: Any employee of a Participating Company who meets the eligibility requirements of Section 5 and Section 9.

(i)	Enrollment Form: The form filed by a Participant with the Committee authorizing payroll deductions pursuant to Section 6.

(j)	Fair Market Value: The closing trading price of the Common Stock on the NASDAQ Global Market as reported in the Wall Street Journal on either the Grant Date or the Investment Date, as determined by the Board or the Committee, or, if the Common Stock was not quoted on such date, the closing trading price on the last day prior thereto on which the Common Stock was quoted.

(k)	Grant Date: The first business day of such quarterly period designated by the Board or the Committee, or such other semi-annual or annual period as determined from time to time by the Board or the Committee, on which shares of Common Stock are or could be traded on the NASDAQ Global Market. The Grant Date will be the first day of each Offering Period.

(l)	Investment Account: The account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 7.

(m)	Investment Date: The last business day of such quarterly period designated by the Board or the Committee, or such other semi-annual or annual period as determined from time to time by the Board or the Committee, on which shares of Common Stock are or could be traded on the NASDAQ Global Market. The Investment Date will be the last day of each Offering Period.

(n)	Offering Period: The quarterly period, or such semi-annual or annual period as determined by the Board or the Committee, with respect to which the right to purchase Common Stock may be granted under the Plan.

(o)	Participant: An Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

(p)	Participating Company: The Company and each present or future Subsidiary, except to the extent designated by the Board or the Committee as not being a Participating Company.

(q)	Payroll Deduction Account: The account established for a Participant to hold payroll deductions pursuant to Section 6.

(r)	Plan: The “Commonwealth Bankshares, Inc. Employee Stock Purchase Plan,” as set forth herein and as it may be amended from time to time.

(s)	Purchase Price: The percentage of the Fair Market Value of a share of Common Stock on either the Grant Date or the Investment Date of each Offering Period, as such date may be designated by the Board or the Committee from time to time. The percentage shall be 85% unless the Board or the Committee, in their respective sole discretion, increases the percentage at any time. After any such increase, the Board or the Committee, in their sole discretion, may decrease the percentage, but not below 85%, at any time. Any increase or decrease shall be communicated to Eligible Employees not less than 30 days prior to the first Grant Date affected by the change.

(t)	Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.	Administration of the Plan

The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Board may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

The Board may delegate administration of the Plan to one or more employees of the Company or any Subsidiary. The Board also may delegate administrative responsibilities to a Committee, consisting of not less than two members appointed by the Board (the “Committee”). The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation and Bylaws.

5.	Eligible Employees

All employees of each Participating Company shall be eligible to participate in the Plan, except an employee (a) whose customary employment is 20 hours or less per week or for not more than five months in a calendar year, or (b) who has not been employed for more than six months or such longer period as the Board or the Committee may establish from time to time. Eligibility to participate is also subject to the provisions of Section 9.

No director of the Company or of any Subsidiary who is not an employee shall be eligible to participate in the Plan. No independent contractor who is not an employee shall be eligible to participate in the Plan.

6.	Election to Participate

An Eligible Employee becomes a Participant by filing with the Custodian an Enrollment Form authorizing specified regular payroll deductions from his Compensation. Such regular payroll deductions shall be subject to a minimum deduction of 1% and a maximum deduction of 15%, inclusive but in whole percentages, of Compensation per pay period. All regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participant.

A Participant may cease his participation in the Plan, or increase or decrease his payroll deduction, by filing a new Enrollment Form in the time and manner determined by the Board or the Committee. Enrollment Forms must be filed in accordance with procedures established by the Board or the Committee.

7.	Method of Purchase and Investment Accounts

Each Participant having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of shares (excluding fractional shares unless otherwise determined by the Board or the Committee) which the eligible funds in his Payroll Deduction Account could purchase at the Purchase Price on that Investment Date. All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant. All cash dividends paid with respect to shares of the Common Stock shall be added to a Participant’s Payroll Deduction Account and shall be used to purchase shares of Common Stock for the Participant’s Investment Account, unless the Board or the Committee permit Participants to have such cash dividends paid directly to them. Expenses incurred in the purchase of such shares shall be paid by the Company.

All dividends of Common Stock distributed in-kind shall be added to the shares held for a Participant in his Investment Account. Any distribution of shares with respect to shares of Common Stock held for a Participant, other than a dividend of Common Stock, shall be distributed to the Participant as soon as practicable. Certificates for full shares will be issued and fractional shares will be sold and the proceeds of sale, less selling expenses, distributed to the Participant.

8.	Stock Purchases

The Custodian shall acquire shares of Company Stock for Participants as of each Investment Date from the Company or, if directed by the Board or the Committee, by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian. If shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Board or the Committee, the Company will pay the Custodian the difference between the Purchase Price and the price at which such shares are purchased for Participants.

9.	Limitation on Purchases

No Participant may purchase during any one calendar year under the Plan (or combined with any other plan qualified under Code section 423) shares of Common Stock having a Fair Market Value (determined by reference to the Fair Market Value on each date of purchase) in excess of $25,000. This limitation shall be interpreted to comply with Code section 423(b)(8).

A Participant’s Payroll Deduction Account may not be used to purchase Common Stock on any Investment Date to the extent that after such purchase the Participant would own (or be considered as owning within the meaning of Code section 424(d)) stock possessing 5% or more of the total combined voting power of the Company. For this purpose, stock which the Participant may purchase under any outstanding option shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant’s ability to purchase Common Stock, the employee shall cease to be a Participant.

10.	Title of Accounts

The Custodian shall maintain an Investment Account for each Participant. Each Investment Account shall be in the name of the Participant or, if he so indicates on his Enrollment Form, in his name jointly with a member of his family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in his name as tenant in common with a member of his family, without right of survivorship.

11.	Rights as a Shareholder

A Participant shall have the right at any time to obtain a certificate for the full shares of Common Stock credited to his Investment Account. A Participant shall have the right at any time to direct that any full shares in his Investment Account be sold and that the proceeds, less expenses of sale, are remitted to him. When a Participant ceases to be a Participant, the Participant may elect to have his shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or the Participant may elect to have a certificate for the full shares of Common Stock credited to his Investment Account forwarded to him. In either event, the Custodian will sell any fractional interest held in his Investment Account to the Company and remit the proceeds of such sale, less selling expenses, and the balance in his Payroll Deduction Account to him.

As a condition of participation in the Plan, each Participant agrees to notify the Company if he sells or otherwise disposes of any of his shares of Common Stock acquired under the Plan.

Shares of Common Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

12.	Rights Not Transferable

Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution.

13.	Change in Capital Structure

In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Board or the Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Board or the Committee may take such actions with respect to the Plan as it deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Board or the Committee may take the foregoing actions without the consent of any Participant, and its determination shall be conclusive and binding on all persons for all purposes.

14.	Retirement, Termination and Death

In the event of a Participant’s retirement, termination of active employment, or death, the amount in his Payroll Deduction Account shall be refunded to him, and, unless otherwise elected, certificates will be issued for full shares held in his Investment Account. If a Participant elects to have his shares sold, he will receive the proceeds of the sale, less selling expenses. In the event of his death, the amount in his Payroll Deduction Account and all shares in his Investment Account shall be delivered to the beneficiary designated by the Participant in a writing filed with the Company. If no beneficiary has been designated, or if the designated beneficiary does not survive the Participant, such amount and all shares shall be delivered to his estate.

15.	Amendment of the Plan

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the stockholders of the Company must approve any amendment that would materially (i) increase the benefits accruing to Participants under the Plan, (ii) increase the number of securities that may be issued under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

16.	Termination of the Plan

The Plan and all rights of employees hereunder shall terminate:

(a)	on the Investment Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b)	at any prior date at the discretion of the Board.

In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participants on a pro rata basis. Upon termination of the Plan, all amounts in an employee’s Payroll Deduction Account that are not used to purchase Common Stock will be refunded.

17.	Effective Date of Plan

The Plan shall be effective as of the date determined by the Board, subject to approval by the Company’s stockholders, and, if approved, the Plan shall become effective on the date designated by the Board subsequent to such approval. Notwithstanding the foregoing, no rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended. If the Plan is not so registered, no rights granted under the Plan shall be exercised and all payroll deductions accumulated during the purchase period shall be distributed to the participants, without interest.

18.	Government and Other Regulations

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

19.	Governing Law

The Plan shall be construed and administered in accordance with the laws of the Commonwealth of Virginia.

April 17, 2007	COMMONWEALTH BANKSHARES, INC.

	By:	/s/ Cynthia A. Sabol, CPA
Cynthia A. Sabol, CPA Executive Vice President and Chief Financial Officer